Filed Pursuant to Rule 433

Dated November 9, 2017

Registration Statement No. 333-200941-01

INTERSTATE POWER AND LIGHT COMPANY

$250,000,000 Re-Opening of 3.25% Senior Debentures due 2024

Final Term Sheet

Dated November 9, 2017

Issuer:	Interstate Power and Light Company

Security Type:	Senior Debentures

Principal Amount:	$250,000,000

Maturity Date:	December 1, 2024

Coupon:	3.25%

Price to Public:	100.957% of the principal amount[1]

Re-Offer Yield:	3.093%

Benchmark Treasury:	2.25% due August 15, 2027

Benchmark Treasury Yield:	2.343%

Spread to Benchmark Treasury:	+75 bps

Interest Payment Dates:	June 1 and December 1, commencing on December 1, 2017

Optional Redemption – Reinvestment Rate:	Prior to September 1, 2024, make-whole call at Treasury +15 bps

Optional Redemption at Par:	On or after September 1, 2024

Trade Date:	November 9, 2017

Settlement Date:	November 15, 2017 (T+4)

Qualified Reopening:	The Senior Debentures will form a part of our 3.25% senior debentures due 2024 and, other than the issue date and issue price will, have the same terms as, and will be fungible with, the other senior debentures of this series issued by us on November 24, 2014. After giving effect to this offering, the aggregate principal amount of the outstanding senior debentures of this series will be $500 million.

[1]

Plus accrued and unpaid interest from and including June 1, 2017 to, but excluding, November 15, 2017, in the aggregate amount of $3,701,388.89, and accrued and unpaid interest, if any, from November 15, 2017, if settlement occurs after that date. Accrued and unpaid interest will be paid by the purchasers of the senior debentures.

CUSIP:	461070AL8

ISIN:	US 46107 0AL87

Anticipated Ratings*:	Baal/A- (Moody’s/S&P)

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC

Co-Managers:	Comerica Securities, Inc. KeyBanc Capital Markets Inc. Samuel A. Ramirez & Company, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities & Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a copy of these documents from BNY Mellon Capital Markets, LLC by calling 1-800-269-6864 or by e-mailing prosuppinfo@bnymellon.com, from Mizuho Securities USA LLC by calling 866-271-7403, or from Wells Fargo Securities, LLC by calling 1-800-645-3751 or by e-mailing wfscustomerservice@wellsfargo.com.